Exhibit 10.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of August 5, 2020 and is entered into by and among (a) (i) PARATEK PHARMACEUTICALS, INC., a Delaware corporation (“Inc.”) (ii) PARATEK PHARMA, LLC, A Delaware limited liability company (“LLC”), and (iii) each of its Qualified Subsidiaries that executed a Joinder Agreement in accordance with the terms of the Loan Agreement (as defined below)(hereinafter collectively referred to as the “Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as “Lender”) and (c) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A. Borrower, Agent and Lender have entered into that certain Amended and Restated Loan and Security Agreement dated as of June 27, 2019 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to extend and make available to Borrower certain advances of money.

B. In accordance with Section 11.3 of the Loan Agreement, Borrower and Lender have agreed to amend the Loan Agreement upon the terms and conditions more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. AMENDMENTS.

1.1 The Loan Agreement is hereby amended to reflect the changes which are attached as Exhibit A hereto, such that on the First Amendment Closing Date the terms set forth in Exhibit A hereto which appear in bold and double underlined text (inserted text) shall be added to the Loan Agreement and the terms appearing as text which is stricken (~~deleted text~~) shall be deleted from the Loan Agreement.

1.2 Each reference in the Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan Agreement as amended by this Amendment.

2. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

2.1 Immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true and correct in all material respects except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date and (ii) no Event of

Default has occurred and is continuing with respect to which Borrower has not been notified in writing by Agent or Lender.

2.2 Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment.

2.3 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower.

2.4 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

2.5 As of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations. Borrower acknowledges that each of Agent and Lender has, as of the date hereof, acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

Borrower understands and acknowledges that each of Agent and Lender is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

3. LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Agent and/or Lender may now have or may have in the future under or in connection with the Loan Agreement (as amended hereby) or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4. EFFECTIVENESS. This Amendment shall become effective on the First Amendment Closing Date upon the satisfaction of all the following conditions precedent:

4.1 Amendment. Borrower, Agent and Lender shall have duly executed and delivered this Amendment to Lender.

4.2 Warrant. Lender shall have received the Warrant.

4.3 Borrowing Resolutions. A certified copy of resolutions of Borrower’s Board evidencing approval of (i) this Amendment and other transactions evidenced by the Loan Documents; and (ii) the Warrant.

4.4 Certificates of Good Standing. A certificate of good standing for each Borrower from its state of incorporation and similar certificates from all other jurisdictions in which such Borrower does business and where the failure to be qualified would have a Material Adverse Effect.

4.5 2020 Facility Charge. Agent shall have received a nonrefundable, fully earned facility charge in the amount of $25,000.00 in good and collected funds.

4.6 Payment of End of Term Charge. Agent shall have received an End of Term Charge in the amount of $2,475,000.00 in good and collected funds.

4.7 Repayment of the Term B Loan Advance. Agent shall have received repayment in full of all outstanding liabilities and obligations of Borrower to Lender under the Term B Loan Advance (as defined in the Loan Agreement as amended by this Amendment) (including all accrued and unpaid interest with respect to the principal balance being prepaid but excluding any amount of the 2018 End of Term Charge).

4.8 Payment of Lender Expenses. Borrower shall have paid all reasonable Lender expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred through the date of this Amendment for the documentation and negotiation of this Amendment, in each case, to the extent invoiced on or prior to the First Amendment Closing Date.

5. RELEASE. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby to the extent possible under applicable law fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time prior to the execution of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction existing prior to the execution of this Amendment which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment. This Amendment may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

7. INCORPORATION BY REFERENCE. The provisions of Section 11 of the Loan Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Associate General Counsel

HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership

By:	Hercules Technologies, SVBIC Management, LLC, its General Partner

By:	Hercules Capital, Inc., its Manager

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Associate General Counsel

HERCULES CAPITAL FUNDING TRUST 2019-1

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Associate General Counsel

HERCULES FUNDING IV LLC

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Associate General Counsel

IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWER:

PARATEK PHARMACEUTICALS, INC.

Signature:	/s/ William M. Haskel
Print Name:	William M. Haskel
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

PARATEK PHARMA, LLC.

Signature:	/s/ William M. Haskel
Print Name:	William M. Haskel
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Exhibit A

ny-1962927

EXHIBIT A TO FIRST AMENDMENT

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of June 27, 2019 ~~and is entered into~~(as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among (a) (i) PARATEK PHARMACEUTICALS, INC., a Delaware corporation (“Inc.”), (ii) PARATEK PHARMA, LLC, a Delaware limited liability company (“LLC”), and (iii) each of its Qualified Subsidiaries that executed a Joinder Agreement in accordance with the terms hereof (hereinafter collectively referred to as the “Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”), and (c) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A. Borrower, Agent, and Lender party thereto entered into that certain Loan and Security Agreement dated as of September 30, 2015, as amended by that certain Amendment No. 1 to Loan and Security Agreement dated as of November 10, 2015, among Borrower, Agent and Lender, that certain Amendment No. 2 to Loan and Security Agreement dated as of December 12, 2016, among Borrower, Agent and Lender, that certain Amendment No. 3 to Loan and Security Agreement dated as of June 27, 2017, among Borrower, Agent and Lender, that certain Amendment No. 4 to Loan and Security Agreement dated as of April 17, 2018, among Borrower, Agent and Lender, that certain Amendment No. 5 to Loan and Security Agreement dated as of August 1, 2018, among Borrower, Agent and Lender, and that certain Amendment No. 6 to Loan and Security Agreement dated as of May 1, 2019, among Borrower, Agent and Lender, and as may be further amended, restated, supplemented, or otherwise modified from time to time prior to the effectiveness hereof (the “Original Loan and Security Agreement”);

B. ~~The~~On the Closing Date, the parties to the Original Loan and Security Agreement ~~have~~ agreed to amend and restate the Original Loan and Security Agreement as set forth in this Agreement;

C. Immediately prior to the ~~effectiveness of this Agreement~~First Amendment Closing Date, there ~~are~~ (i) is a term loan ~~advances~~advance outstanding under this Agreement in the ~~Original Loan and Security Agreement in the aggregate~~ principal amount of Sixty Million Dollars ($60,000,000) (the “Term A Loan ~~Advances~~Advance”) ~~and~~, (ii) is a term loan advance outstanding under ~~the Original Loan and Security~~this Agreement in the principal amount of Ten Million Dollars ($10,000,000) (the “~~2018~~ Term B Loan Advance”~~; together with the~~ ), and (iii) are term loan advances available under this Agreement in the aggregate principal amount of Thirty Million Dollars ($30,000,000) (each hereinafter referred to individually, as a “Term C Loan ~~Advances,~~Advance” and collectively, as the “~~Existing~~ Term C Loan Advances”). The Term A Loan Advance, Term B Loan Advance and Term C Loan Advances are each hereinafter referred to individually, as a “Term Loan Advance” and collectively, as the “Term Loan Advances”; and

~~D. Borrower desires to obtain financing to increase the aggregate amount of term loan advances up to One Hundred Million Dollars ($100,000,000) (inclusive of the Existing Term Loan) (the “Term Loan”);~~

~~E.~~

D. Pursuant to the First Amendment, Borrower and Lender ~~is willing~~have agreed to ~~make~~amend the ~~Term~~ Loan ~~on the terms and conditions~~Agreement as set forth ~~in this Agreement~~herein.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2015 End of Term Charge” shall have the meaning assigned to such term in Section 2.5.

“2016 End of Term Charge” shall have the meaning assigned to such term in Section 2.5.

“2017 End of Term Charge” shall have the meaning assigned to such term in Section 2.5.

“2018 End of Term Charge” shall have the meaning assigned to such term in Section 2.6.

“2018 Term Loan Advance” ~~shall have the meaning assigned to such term in Recital C of~~means, immediately prior to giving effect to this Agreement, a term loan advance outstanding under the Original Loan and Security Agreement in the aggregate principal amount of Ten Million Dollars ($10,000,000).

“~~2019 Amortization Date” means January 1, 2021; provided, however, that if Milestone Event No. 1 occurs prior to December 15, 2020, the 2019 Amortization Date shall mean May 1, 2021; provided however, that if Milestone Event No. 2 occurs prior to April 30, 2021, the 2019 Amortization Date shall mean September 1, 2021.~~

~~“2019 Collective Term Loan Advance” and “2019 Collective Term Loan Advances” shall each have the meanings assigned to such terms in Section 2.1(a)(iii).~~

~~“2019 Collective Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (a) 7.85%, or (b) the sum of (i) 7.85%, plus (ii) the Prime Rate minus five and three quarters of one percent (5.75%).~~

~~“2019~~2020 End of Term Charge” shall have the meaning assigned to such term in Section 2.7.

~~“2019 Extension Event” means the occurrence of all of the following: (a) Borrower has provided notification to Agent in writing, on or prior to the 2019 Term A Loan Amortization Date, that it elects to extend the 2019 Term A Loan Maturity Date and the 2019 Term Loan Maturity Date (“Election Date”), (b) Borrower’s payment to Lender of a non-refundable fee equal to one percent (1.0%) of the outstanding principal amount of the 2019 Term Loan Advances as of the date immediately prior to the Election Date, which shall be fully earned as of the Election Date (the “2019 Extension Fee”), (c) Borrower has delivered to Agent, evidence reasonably satisfactory to Agent, that Borrower has achieved trailing twelve (12) month net revenue (determined in accordance with GAAP) from the sale of its Omadacycline product of no less than ninety percent (90.0%) of the projected Omadacycline product net revenues measured as of November 30, 2020, as set forth in the Forecast, and (d) Borrower has delivered to Agent, evidence satisfactory to Agent that Borrower is in compliance with Section 7.22 hereof as of the Election Date.~~

~~“2019 Extension Fee” is defined in the definition of 2019 Extension Event. “2019 Term A Loan Advance” shall have the meaning assigned to such term in Section 2.1(a)(i).~~

~~“2019 Term A Loan Amortization Date” means January 1, 2021.~~

~~“2019 Term A Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (a) eight and one half of one percent (8.5%), or (b) the sum of (i) eight and one half of one percent (8.5%), plus (ii) the Prime Rate minus five and three quarters of one percent (5.75%).~~

~~“2019 Term A Loan Maturity Date” means September 1, 2021; provided, however, upon the occurrence of the 2019 Extension Event, the 2019 Term A Loan Maturity Date shall be September 1, 2023.~~

~~“2019 Term B Loan Advance” shall have the meaning assigned to such term in Section 2.1(a)(ii).~~

~~“2019 Term C Loan Advance” and “2019 Term C Loan Advances” shall each have the meaning assigned to such term in Section 2.1(a)(iii).~~

~~“2019 Term Loan Advance” and “2019 Term Loan Advances” shall each have the meaning assigned to such term in Section 2.1(a)(iii).~~

~~“2019 Term Loan Maturity Date” means August 1, 2022; provided, however, upon the occurrence of the 2019 Extension Event, the 2019 Term Loan Maturity Date shall be August 1, 2024.~~

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary)

in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Acquisition” means the purchase or acquisition by Borrower or any Qualified Subsidiary of (a) all or any substantial portion of the assets of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Advance(s)” means a ~~2019~~ Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

~~“Agreement” means this Amended and Restated Loan and Security Agreement, as amended from time to time.~~

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Amortization Date” means January 1, 2022; provided, however, that if the Extension Conditions No. 1 are satisfied, the Amortization Date shall mean July 1, 2022; provided further, that if the Extension Conditions No. 2 are satisfied, the Amortization Date shall mean January 1, 2023.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to it in Section 11.13.

“BARDA” means the Biomedical Advanced Research and Development Authority.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means Borrower’s board of directors or any subcommittee thereof, as applicable.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act) of more than thirty-five percent (35%) of the Equity Interests of Inc. entitled to vote for members of its Board on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Claims” has the meaning given to it in Section 11.10.

“Clinical Assets” means Sarecycline.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Common Stock” means the Common Stock, $0.001 par value per share, of Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disclosure Letter” means that certain disclosure letter, dated as of ~~the date hereof~~June 27, 2019, delivered by Borrower to Agent.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary or an Excluded Subsidiary.

“Draw Period” means the period of time commencing upon the occurrence of the Funding Condition and continuing through the earliest to occur of (a) June 30, 2021, or (b) an Event of Default.

“Eligible Foreign Subsidiary” means any Foreign Subsidiary whose execution of a Joinder Agreement would not result in a material adverse tax consequence to Borrower.

“End of Term Charge” shall have the meaning assigned to such term in Section 2.5.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person; provided that Equity Interests shall not include Indebtedness that is convertible into, or exchangeable for, any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Established Prepayment Date” means January 1, 2020.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Account” means (i) any Account (including, for the avoidance of doubt, any cash, cash equivalents or other property contained therein) to the extent, and for so long as, such Account is pledged and used exclusively to secure performance of obligations arising under clause (vi) of the defined term “Permitted Liens”, and whether such pledge is by escrow or otherwise and (ii) the Transcept Royalty Account.

“Excluded Property” means (i) Excluded Accounts (and any assets contained therein); (ii) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary (other than a Foreign Subsidiary that has executed a Joinder Agreement pursuant to the terms hereof) which shares entitle the holder thereof to vote for directors or any other matter; (iii) equipment financed by capital leases or purchase money financing, products, proceeds and insurance proceeds of the foregoing, but only to the extent and for so long as the agreements under which the equipment is financed prohibit granting a security interest therein to Lender; (iv) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (v) the Transferred Assets; and (vi) the property pledged pursuant to a Permitted Royalty Stock Pledge.

“Excluded Subsidiary” means any SPE and Paratek Securities Corporation, a Massachusetts securities corporation, which is a Subsidiary of Borrower that has applied or is in the process of applying to be classified as a “security corporation” under Massachusetts General Laws Ch. 63, Section 38B(a), as amended, supplemented and/or modified.

~~“Existing Term Loan” has the meaning given to it in Recital C hereof.~~

“Extension Conditions No. 1” means satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing; and (b) Borrower shall have achieved Milestone Event No. 1 on or prior to December 31, 2021.

“Extension Conditions No. 2” means satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing; and (b) Borrower shall have achieved Milestone Event No. 2 on or prior to June 30, 2022.

“Fee Letter” means that certain fee letter, dated as ~~of the date hereof~~June 27, 2019, by and between Borrower and Agent.

“Financial Statements” has the meaning given to it in Section 7.1.

“First Amendment” means the First Amendment to the Amended and Restated Loan and Security Agreement, dated as of August 5, 2020, by and among Borrower, Lender and Agent.

“First Amendment Closing Date” means August 5, 2020.

“Forecast” means the projections for Borrower and its consolidated Subsidiaries, as delivered and accepted by Agent on ~~June 1~~July 8, ~~2018~~2020; provided that (i) Borrower may from time to time update such projections, pursuant to Section 7.1(g) hereof or otherwise, with projections prepared in good faith by management if Borrower and Agent shall mutually agree in their respective sole discretion, and (ii) Borrower must update the Forecast to include any products owned or licensed by Borrower which begin being manufactured, licensed, or distributed after the First Amendment Closing Date (which for the avoidance of doubt will not include any indications for NUZYRA).

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“Funding Condition” means the occurrence of all of the following for any ~~2019~~ Term C Loan Advance: (a) Borrower has requested such ~~2019~~ Term C Loan Advance, (b) Lender has received all necessary internal and credit approvals for such ~~2019~~ Term C Loan Advance (based upon amongst other things, commercial traction, additional clinical, fundraising, and/or business development milestones), (c) Borrower has delivered financial and other information required by Lender, which shall be satisfactory to Lender in its sole discretion, (d) no Event of Default exists at the time the requested increase is to go into effect or would exist as a result of such ~~2019~~ Term C Loan Advance, and (e) Lender has provided written approval in its sole discretion that such ~~2019~~ Term C Loan Advance shall be made. For clarity, upon satisfaction of each of the conditions in (a) through (d), the determination of whether to provide any such ~~2019~~ Term C Loan Advance shall be in Lender’s sole discretion and shall in no event occur automatically.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Inc.” has the meaning given to it in the preamble to this Agreement.

“Incremental Revenue” means the amount of net revenue (determined in accordance with GAAP) with at least fifty percent (50.0%) gross margins (not including any revenue associated with expense offset or “cost-plus” revenue) received by Borrower in connection with any contracts with BARDA or any similar agreement other than Borrower’s contract with BARDA existing on the First Amendment Closing Date. For purposes of calculating Milestone Event No. 1, up to Twenty Million Dollars ($20,000,000) of Incremental Revenue may be included in the calculation of Net Product Revenue in subsection (iii) thereof. For purposes of calculating Milestone Event No. 2, up to Thirty Million Dollars ($30,000,000) of Incremental Revenue may be included in the calculation of Net Product Revenue in subsection (iii) thereof.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Ineligible Subsidiary” means any Domestic Subsidiary or Foreign Subsidiary which has assets not in excess of five percent of the aggregate amount of the assets of Borrower and its Subsidiaries on a consolidated basis for each of the preceding three consecutive months; provided that at no time shall the aggregate amount of Cash held at Ineligible Subsidiaries, taken as a whole, exceed Five Million Dollars ($5,000,000); provided however, if the aggregate amount of Cash held at Ineligible Subsidiaries, taken as a whole, exceeds the foregoing limitation as a result of their (or its) receipt of Cash otherwise received in the ordinary course from an unaffiliated party, it will not be deemed a breach of the foregoing limitation so long as the applicable Ineligible Subsidiaries make necessary dividends, distributions, or transfers to Borrower within 30 days after the date on which such Cash was received.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan (including Contingent Obligations), advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets of, a commercial-stage product or clinical-stage product candidate of, or a line of business, division or operating group of, another Person.

“Joinder Agreements” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“LLC” has the meaning given to it in the preamble to this Agreement.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, the Disclosure Letter, all UCC Financing Statements, the Warrants, any subordination agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Maximum Term Loan Amount” means ~~One Hundred~~ Ninety Million Dollars ($~~100,000,000~~90,000,000 ).

“Milestone Event No. 1” means confirmation by Agent that, after the First Amendment Closing Date but on or prior to December ~~15, 2020, Borrower has delivered to Agent, evidence reasonably satisfactory to Agent, that Borrower has achieved trailing six (6) month net revenue (determined in accordance with GAAP) from the sale of its Omadacycline product of no less than eighty-five percent (85.0%) of the projected Omadacycline product net revenues measured as of October 31, 2020, as set forth in the Forecast.~~

~~“Milestone Event No. 2” means confirmation by Agent that, on or prior to April 30~~31, 2021, Borrower has delivered to Agent, evidence reasonably satisfactory to Agent, that Borrower: (i) has received the initial BARDA procurement order and received cash payment in full for Two Thousand Five Hundred (2,500) anthrax treatment courses, (ii) continues to develop NUZYRA for the treatment of pulmonary anthrax resulting in (x) continuing time based “cost-plus” income and (y) remaining eligible for future milestone-based procurement income, and (iii) achieved and maintained on a trailing ~~six~~twelve (~~6~~12 ) month basis, Net Product Revenue (plus Incremental Revenue (if any)) in an amount of at least Fifty Five Million Dollars ($55,000,000) as of December 31, 2021.

“Milestone Event No. 2” means confirmation by Agent that, after the First Amendment Closing Date but on or prior to June 30, 2022, Borrower has delivered to Agent, evidence reasonably satisfactory to Agent, that Borrower (i) has achieved Milestone Event No. 1, (ii) continues to develop NUZYA for the treatment of pulmonary anthrax resulting in (x) continuing time based “cost-plus” income and (y) remaining eligible for further milestone-based procurement income, and (iii) has achieved and maintained on a trailing twelve (12) month basis, Net Product Revenue (plus the applicable amount of Incremental Revenue (if any)) in an amount of at least Seventy Million Dollars ($70,000,000) as of June 30, 2022.

“Net Product Revenue” means the aggregate amount of (i) Borrower’s net revenue (determined in accordance with GAAP) from ~~the sale of its Omadacycline product of no less than eighty-five percent (85.0%) of the projected Omadacycline product net revenues measured as of March 31, 2021, as set forth~~products owned or licensed by Borrower reflected in the Forecast, including NUZYRA, plus (ii) to the extent not otherwise described in clause (i), amounts received by Borrower from co-promotion and other similar arrangements entered into by Borrower after the First Amendment Closing Date and permitted under this Agreement, in each case to the ~~Forecast~~extent generated in the United States.

“Note(s)” means a promissory note or promissory notes to evidence Lender’s Loans, substantially in the form of Exhibit B.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Original Loan and Security Agreement” has the meaning given to it in Recital A hereof. “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“PCAOB” is the public company accounting oversight board.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Event of Default has occurred and is continuing or would immediately result from such Acquisition, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, and (c) the aggregate consideration (including assumption of Indebtedness) with respect to such Permitted Acquisition, taken together with all other Permitted Acquisitions consummated during the term of this Agreement, but excluding the net cash proceeds of any issuance of equity securities received after September 30, 2015, shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate.

“Permitted Convertible Debt Financing” means issuance by Inc. of convertible notes in an aggregate principal amount of not more than One Hundred Seventy-Two Million Five Hundred Thousand Dollars ($172,500,000.00); provided that such convertible notes shall (a) have a scheduled maturity date no earlier than one hundred eighty (180) days after the ~~2019~~ Term Loan Maturity Date, (b) be unsecured, (c) not be guaranteed by any Subsidiary of Inc. that is not a Borrower, (d) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes (it being understood that the subordination terms provided to Agent on April 15, 2018 constitute usual and customary within the meaning of this clause (d)), and (e) specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A to the Disclosure Letter; (iii) Indebtedness of up to Five Hundred Thousand Dollars ($500,000) outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit and cash management services (including credit cards, debit cards and similar instruments) that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time outstanding, (viii) Indebtedness secured by a Lien described in clause (xi) of the defined term “Permitted Liens”; (ix) other unsecured Indebtedness in an amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding; (x) intercompany Indebtedness that constitutes a Permitted Investment; (xi) Permitted Royalty Backed Indebtedness; (xii) Permitted Convertible Debt Financing; and (xiii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B to the Disclosure Letter; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) such other Investments as are described in the Board-approved investment policy guidelines delivered to Agent prior to the Closing Date; (iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iv) repurchases of stock from current or former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (v) Investments accepted in connection with Permitted Transfers; (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vii) shall not apply to Investments of Borrower in any Subsidiary; (viii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board; (ix) Investments consisting of travel advances, relocation loans, and other loans advanced (or guarantees thereof) to employees, officers and directors in the ordinary course of business; (x) Investments in Domestic Subsidiaries, provided that each such Domestic Subsidiary has entered into a Joinder Agreement and executed such other documents as shall have been reasonably requested by Agent in connect with same; (xi) Investments in Foreign Subsidiaries approved in advance in writing by Agent; (xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business, provided that any cash Investments by Borrower or any of its Subsidiaries in connection therewith do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year; (xiii) Investments consisting of Permitted Acquisitions; (xiv) Investments made in an Excluded Subsidiary; (xv) Investments in Subsidiaries not in excess of the amounts set forth in the Board-approved projections or budget (as applicable) and, in each case made to support ordinary, necessary, and substantially concurrent clinical development and related expenses of Inc. and its Subsidiaries; (xvi) additional Investments that do not exceed One Million Dollars ($1,000,000) in the aggregate; and (xvii) Investments in Paratek Royalty Corporation or any SPE made in connection with a Permitted Royalty Backed Indebtedness Transaction.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C to the Disclosure Letter; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP (to the extent required thereby); (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) deposits to secure the performance of obligations (including by way of deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements in the ordinary course of business and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses and sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time; (xv) sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets permitted by Section 7.8 and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.8, (xvi) Liens on (A) assets of Paratek Royalty Corporation or an SPE that is not a Borrower under this Agreement pledged in connection with a Permitted Royalty Backed Indebtedness Transaction and (B) assets of Inc. pledged pursuant to a Permitted Royalty Stock Pledge; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Royalty Backed Indebtedness” means Indebtedness (on terms customary for transactions of this nature) of Paratek Royalty Corporation or any other SPE that is not a Borrower under this Agreement incurred from time to time (including, for the avoidance of doubt, Indebtedness incurred pursuant to that certain Loan Agreement by and between Paratek Royalty Corporation and Healthcare Royalty Partners III, L.P. dated as of February 26, 2019), in each case that is secured solely by a Permitted Royalty Stock Pledge, royalties (or rights therein or related thereto), rights to payment under royalties, licenses and the proceeds thereof solely with respect to Paratek Royalty Corporation’s or such other SPE’s Clinical Asset.

“Permitted Royalty Backed Indebtedness Transaction” means a transaction pursuant to which Permitted Royalty Backed Indebtedness is incurred and the net cash proceeds of such transaction are immediately deposited into an account in the name of Borrower and subject to an Account Control Agreement.

“Permitted Royalty Stock Pledge” means a pledge of the stock of an SPE by Borrower to an SPE Lender pursuant to a Permitted Royalty Backed Indebtedness Transaction, including, without limitation, that certain Pledge and Security Agreement dated as of May 1, 2019, between Inc. and Healthcare Royalty Partners III, L.P.

“Permitted Transfers” means (i) sales, transfers or other dispositions of Inventory in the ordinary course of business, (ii) licenses, sublicenses and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business and other licenses and sublicenses that could not result in a legal transfer of title of the licensed property, (iii) transfers expressly permitted under Section 7.5, 7.6 or 7.7, (iv) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (v) transfers by and among the Borrower and any of its Subsidiaries, provided that such Subsidiary has entered into a Joinder Agreement and such other documents as shall be reasonably requested by Agent; (vi) transfers to Subsidiaries in connection with clause (xv) of “ Permitted Investments” ; (vii) other transfers of assets having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and (viii) transfer of the Clinical Asset and any royalties (or rights therein or related thereto), rights to payment under royalties, licenses and the proceeds thereof to an SPE, the transfer of the Transferred Assets to an SPE and the pledge and disposition of property pledged pursuant to a Permitted Royalty Stock Pledge.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4. “Prepayment Fee Percentage” is one and three-quarters of one percent (1.75%).

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Prior Term Loan Advances” mean, immediately prior to giving effect to this Agreement, term loan advances outstanding under the Original Loan and Security Agreement in the aggregate principal amount of Sixty Million Dollars ($60,000,000).

“Qualified Subsidiary” means any direct or indirect Domestic Subsidiary or Eligible Foreign Subsidiary but which may, in Borrower’s sole discretion, exclude any Ineligible Subsidiary.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the aggregate unpaid principal amount of the Advances then outstanding.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations

Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SBA” shall have the meaning assigned to such term in Section 7.15. “SBIC” shall have the meaning assigned to such term in Section 7.15. “SBIC Act” shall have the meaning assigned to such term in Section 7.15. “SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrants), including any obligation to pay any amount now owing or later arising (including, without limitation, the End of Term Charge, the 2018 End of Term Charge, the ~~2019~~2020 End of Term Charge~~, the 2019 Extension Fee~~, and the Prepayment Charge).

“Securities Act” means the Securities Act of 1933, as amended.

“SPE” means Paratek Royalty Corporation and any other Subsidiary formed for the sole purpose of effectuating a Permitted Royalty Backed Indebtedness Transaction and whose sole assets consist of the Clinical Asset and any royalties (or rights therein or related thereto), rights to payment under royalties, licenses and the proceeds thereof which are the subject of a Permitted Royalty Backed Indebtedness Transaction, and the intellectual property included in the Transferred Assets.

“SPE Lender” means Healthcare Royalty Partners III, L.P. and any other lender(s) under a Permitted Royalty Backed Indebtedness Transaction.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the sale and issuance by Borrower, after the date hereof, of its equity securities to one or more investors for cash for financing purposes in a transaction or series of related transactions not registered under the Securities Act of 1933, as amended, pursuant to a broadly marketed offer to multiple investors and in which Borrower receives aggregate cash proceeds of at least Ten Million Dollars ($10,000,000).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50%) or more of the outstanding voting securities, including each entity listed on Schedule 1 to the Disclosure Letter.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make the ~~2019~~ Term A Loan Advance, the ~~2019~~ Term B Loan Advance and/or a ~~2019~~ Term C Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term A Loan Advance” shall have the meaning assigned to such term in Recital ~~D of this Agreement~~C hereof.

“Term B Loan Advance” shall have the meaning assigned to such term in Recital C hereof.

“Term C Loan Advance” and “Term C Loan Advances” shall each have the meaning assigned to such term in Recital C ~~of~~hereof.

“Term Loan Advance” and “Term Loan Advances” shall have the meanings given to such terms in Recital C to this Agreement.

“Term Loan Cash Interest Rate” means for any day, a floating per annum rate equal to the greater of either (a) 8.85% or (b) Prime Rate plus 5.35%.

“Term Loan Maturity Date” means September 1, 2022; provided, however, if the Extension Conditions No. 1 are satisfied, the Term Loan Maturity Date shall mean March 1, 2023, and provided further, if the Extension Conditions No. 2 are satisfied, the Term Loan Maturity Date shall mean September 1, 2023.

“Term Loan PIK Interest Rate” means 1.55%.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Transcept Royalty Account” means Bank of America account no. xxxxxxxx1066, provided that such account is exclusively used for and the only proceeds transferred, deposited, maintained in such account are with respect to: (i) royalty payments on account of sales of Intermezzo and (ii) proceeds from any sale of rights to receive the foregoing.

“Transferred Assets” means all rights, title and interest in and to, and obligations under, the License Agreement, dated as of July 2, 2007, by and between Warner Chilcott Company, Inc. and Inc., together with such amendments or other modifications attached thereto (the “ Clinical Asset License Agreement”) and all intellectual property covering the sale, manufacture, use, importation or marketing of the Product (as defined in the Clinical Asset License Agreement) in the United States including but not limited to patents, patent applications, trademarks, trademark applications and know-how, necessary for the sale, manufacture, use, importation or marketing of the Product (as defined in the Clinical Asset License Agreement) that is owned or controlled (and if controlled, only to the extent of control) by Inc., now existing or hereafter arising, including, but not limited to the “Paratek Patent Rights” and rights in the “ Product Trademark” (each as defined in the Clinical Asset License Agreement), and all proceeds thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrants” means (i) the Warrant Agreement dated as of September 30, 2015 by and between Hercules Capital, Inc. and Inc., (ii) the Warrant Agreement dated as of September 30, 2015 by and between Hercules Technology III, L.P. and Inc., (iii) the Warrant Agreement dated as of the December 12, 2016 by and between Hercules Capital, Inc. and Inc., (iv) the Warrant Agreement dated as of the December 12, 2016 by and between Hercules Technology III, L.P. and Inc., (v) the Warrant Agreement dated as of June 27, 2017 by and between Hercules Capital, Inc. and Inc., ~~and~~ (vi) the Warrant Agreement dated as of the August 1, 2018 by and between Hercules Capital, Inc. and Inc., and (vii) the Warrant Agreement dated as of the First Amendment Closing Date by and between Hercules Capital, Inc. and Inc., in each case, as may be amended, restated or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 ~~2019~~ Term Loan Advances.

(a) ~~2019~~ Term Loan Advances.

(i) On the Closing Date, Borrower shall (A) prepay the outstanding principal amount of the Prior Term Loan Advances in full (excluding, for the avoidance of doubt, any accrued but unpaid interest relating to such Prior Term Loan Advances, which shall roll over to the next scheduled interest payment date), and (B) simultaneously request in writing ~~a term loan advance (~~the ~~“2019~~ Term A Loan Advance~~”)~~ hereunder in an aggregate principal amount of Sixty Million Dollars ($60,000,000)~~; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Lender may be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed in the currency of such Term Loan Advances from such Lender and (y) Lenders shall make and receive payments among themselves, in a manner acceptable to the Agent, so that, after giving effect thereto, the 2019 Term A Loan Advance is held by Lenders in accordance with their respective Term Commitments (as set forth in Schedule 1.1). Notwithstanding anything to the contrary herein or in the Original Loan and Security Agreement, Lender waives any applicable Prepayment Charge in connection with the prepayment of the Term Loan Advances.~~

~~(ii) On the Closing Date, Borrower shall (A) prepay the outstanding principal amount of 2018 Term Loan Advance in full (excluding, for the avoidance of doubt, any accrued but unpaid interest relating to such 2018 Term Loan Advance, which shall roll over to the next scheduled interest payment date), and (B) simultaneously request in writing a term loan advance (the “2019 Term B Loan Advance”) hereunder in an aggregate principal amount of Ten Million Dollars ($10,000,000~~); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Lender may be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed in the currency of such ~~2018~~Prior Term Loan ~~Advance~~Advances from such Lender and (y) Lenders shall make and receive payments among themselves, in a manner acceptable to the Agent, so that, after giving effect thereto, the ~~2019~~ Term ~~B~~A Loan Advance is held by Lenders in accordance with their respective Term Commitments (as set forth in Schedule 1.1). Notwithstanding anything to the contrary herein or in the Original Loan and Security Agreement, Lender waives any applicable Prepayment Charge in connection with the prepayment of the ~~2018~~Prior Term Loan ~~Advance.~~Advances.

(ii) On the First Amendment Closing Date, Borrower shall prepay the outstanding principal amount of the Term B Loan Advance in full together with all accrued and unpaid interest with respect to the principal balance being prepaid (excluding for the avoidance of doubt, any amount of the 2018 End of Term Charge).

(iii) Subject to the terms and conditions of this Agreement, during the Draw Period, upon Borrower’s written request in accordance with this Agreement and Borrower’s payment to Lender of a fully earned non-refundable commitment fee equal to one-half of one percent (0.50%) of such ~~2019~~ Term C Loan Advance (as defined herein), Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, ~~term loan advances~~Term C Loan Advances in an aggregate principal amount of up to Thirty Million Dollars ($30,000,000) ~~(each, a “2019 Term C Loan Advance”, and collectively, the “2019 Term C Loan Advances”)~~. Each ~~2019~~ Term C Loan Advance must be in a minimum amount of at least Five Million Dollars ($5,000,000). The aggregate outstanding Advances shall not exceed the Maximum Term Loan Amount. ~~The 2019 Term B Loan Advance and the 2019 Term C Loan Advances are each hereinafter referred to singly as a “2019 Collective Term Loan Advance” and collectively as the “2019 Collective Term Loan Advances”. The 2019 Term A Loan Advance, the 2019 Term B Loan Advance, and the 2019 Term C Loan Advances are each hereinafter referred to singly as a “2019 Term Loan Advance” and collectively as the “2019 Term Loan Advances”.~~ Proceeds of any ~~2019~~ Term Loan Advance shall be deposited into an account that is subject to a first priority perfected security interest in favor of Agent perfected by an Account Control Agreement.

(b) Advance Request. To obtain a ~~2019~~ Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent. Lender shall fund each ~~2019~~ Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such ~~2019~~ Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest.

~~(i) 2019 Term A Loan Advance. The principal balance of the 2019 Term A Loan Advance shall bear interest thereon from such Advance Date at the 2019 Term A Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The 2019 Term A Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.~~

(i) ~~(ii) 2019 Collective~~ Term ~~Loans. The~~Loan Cash Interest Rate. In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any payment-in-kind interest added to principal pursuant to Section 2.2(c)(ii)) of each ~~2019 Collective~~ Term Loan Advance shall bear interest thereon from such Advance Date with respect to such Term Loan Advance at the ~~2019 Collective~~ Term Loan Cash Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The ~~2019 Collective~~ Term Loan Cash Interest Rate will float and change on the day the Prime Rate changes from time to time.

~~(d) Payment.~~

(ii) ~~(i) 2019~~ Term ~~A~~ Loan ~~Advance. Borrower will pay~~PIK Interest Rate. In addition to interest ~~on~~accrued pursuant to the ~~2019~~ Term ~~A~~Loan Cash Interest Rate, the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed, which amount shall be capitalized and added to the outstanding principal balance as to increase the outstanding principal balance of such Term Loan Advance on the first (1st) Business Day of each month, which principal amount shall accrue interest payable as provided in Section 2.2(c)(i) and which accrued and unpaid amount shall be payable when the principal amount of the Advance is payable in accordance with Section 2.2(d).

(d) Payment. Borrower will pay interest on each Term Loan Advance on the first (1st) Business Day of each month, beginning the month after the Advance Date with respect to such Term Loan Advance. Borrower shall repay the ~~2019 Term A Loan Advance~~aggregate principal balance ~~that is~~of the Term Loan Advances outstanding on the day immediately preceding the ~~2019~~ Term ~~A~~ Loan Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the ~~2019~~ Term ~~A~~ Loan Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire ~~2019~~ Term ~~A~~ Loan ~~Advance~~Advances principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the ~~2019~~ Term ~~A~~ Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under the ~~2019~~ Term ~~A~~ Loan ~~Advance~~Advances and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Lender or Agent informs Borrower that Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lender or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or Lender, Borrower shall pay to Lender such amount in full in immediately available funds within three (3) Business Days.

~~(ii) 2019 Collective Term Loan Advances. Borrower will pay interest on each 2019 Collective Term Loan Advance the first (1st) Business Day of each month, beginning the month after the applicable Advance Date. Borrower shall repay the aggregate 2019 Collective Term Loan Advances principal balance that is outstanding on the day immediately preceding the 2019 Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the 2019 Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire 2019 Collective Term Loan Advances principal balance and all accrued but unpaid interest hereunder, shall be due and~~

~~payable on the 2019 Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each 2019 Collective Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Lender or Agent informs Borrower that Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lender or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or Lender, Borrower shall pay to Lender such amount in full in immediately available funds within three (3) Business Days.~~

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the ~~2019~~ Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4 Prepayment. At its option, Borrower may at any time prepay all or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest with respect to the principal balance being prepaid, together with a prepayment charge equal to the following percentage of the Advance amount being repaid: subject to the second succeeding sentence, if such Advance amounts are prepaid prior to the Established Prepayment Date, the Prepayment Fee Percentage of the then outstanding principal amount of each Advance being prepaid; and on or after the Established Prepayment Date, zero percent (0.0%) of the then outstanding amount of the Advances being prepaid (each, a “Prepayment Charge”). For the avoidance of doubt, any Advance amounts which are prepaid shall be applied to the outstanding principal amount of the Advances as directed by Borrower. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the Advances prior to the ~~2019 Term A Loan Maturity Date and/or the 2019~~ Term Loan Maturity Date as applicable.

2.5 End of Term Charge. On the earliest to occur of (i) ~~September 1, 2020~~First Amendment Closing Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender, with respect to each Term Loan Advance, charges equal to the sum of (a) One Million Eight Hundred Thousand Dollars ($1,800,000) (the “2015 End of Term Charge”), (b) Four Hundred Fifty Thousand Dollars ($450,000) (the “2016 End of Term Charge”), and (c) Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “2017 End of Term Charge” and, together with the 2015 End of Term Charge and 2016 End of Term Charge, collectively, the “End of Term Charge”). Notwithstanding the required payment date of such charge, the 2015 End of Term Charge shall be deemed earned by Lender as of September 30, 2015, the 2016 End of Term Charge shall be deemed earned by Lender as of the December 12, 2016, the 2017 End of Term Charge shall be deemed earned by Lender as of June 27, 2017.

2.6 2018 ~~End of Term Charge. On the earliest to occur of (i) August 1, 2022, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender, with respect to the 2018 Term Loan Advance, a charge equal to Six Hundred Ninety-Five Thousand Dollars ($695,000) (the “2018 End of Term Charge”). Notwithstanding the required payment date of such charge, the 2018 End of Term Charge shall be deemed earned by Lender as of August 1, 2018.~~

~~2.7 2019~~ End of Term Charge. On the earliest to occur of (i) August 1, 2022, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender, with respect to ~~each 2019~~the 2018 Term Loan Advance, a charge equal to ~~6.95%, multiplied by~~Six Hundred Ninety-Five Thousand Dollars ($695,000) (the “2018 End of Term Charge”). Notwithstanding the required payment date of such charge, the 2018 End of Term Charge shall be deemed earned by Lender as of August 1, 2018.

2.7 2020 End of Term Charge.

(a) On any date that Borrower partially prepays the outstanding Advances pursuant to Section 2.4 after the First Amendment Closing Date, Borrower shall pay Lender a charge of 1.95% of such Advances being prepaid.

(b) On the earliest to occur of (i) September 1, 2022, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender, with respect to the Term A Loan Advances, a charge equal to (x) the sum of (A) One Million One Hundred Seventy Thousand Dollars ($1,170,000) plus (B) 1.95% of the original principal amount of such ~~2019~~ Term C Loan ~~Advance~~Advances extended by Lender (collectively, the “~~2019~~2020 End of Term Charge”) minus (y) the aggregate amount of payments made pursuant to Section 2.7(a).

(c) Notwithstanding the required payment date of such charge, ~~the applicable portion~~$1,170,000 of the ~~2019~~2020 End of Term Charge shall be deemed earned by Lender as of First Amendment Closing Date and any incremental amounts shall be deemed earned by the Lender as of each date a ~~2019~~ Term C Loan Advance is made.

2.8 Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.9 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Advances shall be made pro rata according to the ~~Term Commitments, 2018 Term Commitments, and 2019~~ Term Commitments of the relevant Lender.

2.10 Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and the ~~2019~~2020 End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances existing as of the Closing Date. The Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and the ~~2019~~2020 End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and

the ~~2019~~2020 End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and the ~~2019~~2020 End of Term Charge is reasonable and is the product of an arm’ s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and the ~~2019~~2020 End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and the ~~2019~~2020 End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge, the End of Term Charge, the 2018 End of Term Charge, and the ~~2019~~2020 End of Term Charge to the Lenders as herein described was, on September 30, 2015, August 1, 2018, June 27, 2019, and the First Amendment Closing Date (as applicable), and continues to be, a material inducement to the Lenders to provide the Prior Term Loan Advances, the 2018 Term Loan Advance and the ~~2019~~ Term Loan Advances (as applicable).

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property (other than Intellectual Property) of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2 Notwithstanding the foregoing, the Collateral shall not include any Excluded Property.

3.3 If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time Agent shall, at Borrower’s sole cost and expense, authorize Borrower to terminate its security interest in the Collateral and all rights therein shall automatically revert to Borrower. Agent shall execute such documents and take such other steps as are reasonably necessary for Borrower to accomplish the foregoing, all at Borrower’s sole cost and expense.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the ~~2019~~ Term Loan Advances hereunder is subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) executed copies of the Loan Documents, Account Control Agreements, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) certified copy of resolutions of Borrower’s Board evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect; and

(e) such other documents as Agent may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Inc. is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware. LLC is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware. Borrower is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C to the Disclosure Letter, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of the Note(s) (if any), this Agreement and all other Loan Documents, and Borrower’s execution of the Warrants,

(i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3 to the Disclosure Letter, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrants are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound, where in each case such default would reasonably be expected to result in liability in excess of Two Hundred Fifty Thousand Dollars ($250,000).

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain such consent, approval or authorization, or make such declaration or filing or give such notice would not reasonably be expected to have a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8 Tax Matters. Except as described on Schedule 5.8 to the Disclosure Letter and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all material federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes (other than de minimis amounts not exceeding Twenty Five Thousand Dollars ($25,000)) or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. To Borrower’s knowledge, Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. To Borrower’s knowledge, except as described on Schedule 5.9 to the Disclosure Letter, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) to the best of Borrower’s knowledge no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D to the Disclosure Letter is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. To Borrower’s knowledge, except as described on Schedule 5.10 to the Disclosure Letter, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.11 Borrower Products. Except as described on Schedule 5.11 to the Disclosure Letter, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the issued patents, trademarks, and copyrights in any material respect.

5.12 Financial Accounts. Exhibit E to the Disclosure Letter, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14 to the Disclosure Letter, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15 Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Foreign Subsidiary (other than an Eligible Foreign Subsidiary) requires a vote of greater than 50.1% of the Equity Interests or voting rights of such Foreign Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future liability insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall deliver to Agent updated insurance certificates with respect to such policies within 30 days of such updates.

6.3 Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of the Secured Obligations under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) within 30 days after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) within 45 days after the end of the first three (3) calendar quarters in each fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; to the extent required by Form 10-Q, the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c) within 90 days after the end of each fiscal year, unqualified (other than a going concern qualification solely with respect to Borrower having less than twelve (12) months of cash for each fiscal year during the term of the Agreement) audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent (it being understood that any nationally recognized big four (4)

accounting firm is reasonably acceptable to Agent), accompanied by any management report from such accountants;

(d) within 30 days after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f) [Reserved];

(g) within 90 days after the end of Borrower’s fiscal year, Borrower’s annual operating plan as approved by Borrower’s Board, as well as budgets, operating plans and other financial information reasonably requested by Agent; and

(h) immediate notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not make any change in its (a) accounting policies or reporting practices other than in accordance with GAAP and applicable regulations adopted by the SEC and the PCAOB (as applicable), or (b) unless Borrower shall have notified Agent in writing thirty (30) days in advance of such change, fiscal years or fiscal quarters. As of the Closing Date, the fiscal year of Borrower ends on December 31.

The executed Compliance Certificate and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, bjadot@htgc.com, and mdutra@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Paratek Pharmaceuticals, Inc.

Notwithstanding the foregoing, documents required to be delivered pursuant to this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such financial statements and/or appropriate disclosures are publicly available as posted on the Electronic Data Gathering Analysis and Retrieval system (EDGAR) or any successor filing system of the SEC, or (ii) Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, provided, however, other than in connection with documents required to be delivered under Section 7.1(e). Borrower shall promptly notify Agent and Lender in writing (which may be by electronic mail) of the posting of any such documents.

7.2 Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (d) as otherwise permitted hereunder or approved in writing by Agent.

7.5 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever

(except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property other than with respect to (i) Excluded Property, (ii) any agreement evidencing Indebtedness secured by clause (vii) of the definition of Permitted Liens; and (iii) restrictions by reason of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements as the case may be).

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than (i) pursuant to employee, director or consultant stock purchase or repurchase plans or other similar agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, and provided that the aggregate amount of all such repurchases does not exceed $500,000, or (ii) conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; provided, however, in each case (i) and (ii), the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower or any other Subsidiary of Borrower, provided that such Subsidiary has entered into a Joinder Agreement and other documents as shall be reasonably requested by Agent and (ii) Borrower or any Subsidiary may pay dividends consisting solely of amounts contained in the Transcept Royalty Account, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower, (b) a Borrower into another Borrower, (c) any Person into a Borrower in a transaction in which the surviving entity is such Borrower or (d) any Person (other than a Borrower) into a Subsidiary in a transaction in which the surviving entity is such Subsidiary), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Acquisitions permitted by Section 7.6.

7.10 Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender (other than taxes imposed on or measured by the Lender’s net income) or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Inc. shall not suffer a Change in Control. Neither Borrower nor any Qualified Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Qualified Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to the Disclosure Letter to another location described on Exhibit C to the Disclosure Letter) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts. Neither Borrower nor any Qualified Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.

7.13 Subsidiary. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 30 days of formation, shall cause any such Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement. In addition, Borrower shall cause any Ineligible Subsidiary that ceases to qualify as an Ineligible Subsidiary to execute and deliver to Agent a Joinder Agreement and grant and pledge to Agent a perfected security interest in the shares of such former Ineligible Subsidiary and execute and deliver any and all documents necessary in connection with such grant and pledge, each in form and substance acceptable to Agent.

7.14 Notification of Event of Default. Borrower shall notify Agent immediately upon becoming aware of the occurrence of any Event of Default.

7.15 Small Business Administration. Agent and Lender have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the loan to Borrower will be made under the SBA license and the SBIC Act. Addendum 1 to this Agreement outlines various responsibilities of Agent, Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

7.16 Financial Covenant – Cash Management. ~~At all times prior to the occurrence of the 2019 Extension Event,~~ Borrower shall maintain at all times, in an account in the name of Borrower and subject to an Account Control Agreement, unrestricted (other than as a result of this covenant) cash in an amount equal to the lesser of (i) one (1) times the outstanding Secured Obligations of Borrower to Lender or (ii) one hundred percent (100%) of all cash of Borrower and its Subsidiaries (other than cash held in (a) Excluded Accounts, (b) accounts maintained by an SPE in the ordinary course or (c) other accounts in an aggregate amount not in excess of One Hundred Thousand Dollars ($100,000.00)).

7.17 Financial Covenant – Minimum Cash/Net Revenue. Borrower shall either: (i) maintain ~~unrestricted and unencumbered Cash in amount of at least Twenty-Five Million Dollars ($25,000,000.00)~~at all times, in an account in the name of Borrower ~~that is~~and subject to an Account Control Agreement in favor of Agent, unrestricted and unencumbered Cash in an amount equal to the lesser of (a) Twenty-Five Million Dollars ($25,000,000.00), and (b) one (1) times the outstanding Secured Obligations of Borrower to Lender or (ii) achieve, calculated on a trailing six (6) month basis and tested as of the last day of the calendar ~~quarter~~month most recently ended prior to any date of determination for which financial statements are required to be delivered in accordance with Section 7.1~~(b) or (c)~~, as applicable, ~~net revenue (determined in accordance with GAAP) from the sale of its Omadacycline product~~Net Product Revenue of no less than eighty-five percent (85.0%) of the projected net revenues set forth in the Forecast.

7.18 Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower (other than an Eligible Foreign Subsidiary) the effect of which is to require a vote of greater than 50.1% of the Equity Interests or voting rights of such entity for any decision or action of such entity.

7.19 Use of Proceeds. Borrower agrees that the proceeds of the Advances shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Advances will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.20 Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required material governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Borrower shall ensure that none of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.21 Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, other than (i) Permitted Investments, (ii) reasonable and customary fees paid to members of the Board, (iii) reasonable and customary Board-approved compensation arrangements for officers and other employees, (iv) transactions with any Subsidiary that has entered into a Joinder Agreement and not in violation of this Agreement and (v) transactions otherwise expressly permitted hereunder.

~~7.22 Financial Covenant – Cash. Upon the occurrence of the 2019 Extension Event, and at all times thereafter, Borrower shall maintain, in an account in the name of Borrower and subject to an Account Control Agreement, unrestricted (other than as a result of this covenant) cash in an amount equal to one (1) times the outstanding Secured Obligations of Borrower to Lender. For the avoidance of doubt, if Borrower elects not exercise the 2019 Extension Event~~

~~pursuant to clause (a) of the 2019 Extension Event definition, this financial covenant shall not be tested at any time.~~

~~7.23 Post-Closing Deliverables. Borrower shall deliver to Agent, within ten (10) days after the Closing Date, certificates of insurance and copies of each insurance policy required hereunder, and endorsements to Borrower’s property and liability policies, which endorsements shall name Agent as lender loss payee and additional insured and provide that Agent shall receive prior notice of cancellation of such property and liability policies.~~

7.22 Intentionally Omitted.

7.23 Intentionally Omitted.

SECTION 8. RIGHT TO INVEST

8.1 At all times when any Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) shall be outstanding to Lender hereunder, Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to Two Million Dollars ($2,000,000) on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount due under this Agreement, the Note(s), or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, ~~7.21, 7.22~~ and ~~7.23~~7.21 ), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, and 7.21~~, 7.22, and 7.23~~, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect, provided that: (a) solely for the purposes of this Section 9.3, the occurrence of any of the following, in and of itself, shall not constitute a Material Adverse Effect: (i) adverse results or delays in any nonclinical or clinical trial, or (ii) the delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration; and (b) if such circumstance is due to a change in or discontinuance of a strategic partnership or other collaboration or license agreement, Agent shall provide three (3) calendar days written notice to Inc. before exercising any right or remedy or causing an Event of Default to occur with respect to this Section 9.3, whereby during such time, Agent shall make itself available to discuss in good faith an proposed solution to such Material Adverse Effect); or

9.4 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $1,000,000, and such judgment remains unsatisfied, unvacated or unstayed for a period of fifteen (15) days after the entry thereof, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7 Other Obligations. The occurrence of any default (after giving effect to any grace or cure period, if any) under any agreement or obligation of Borrower involving any Indebtedness in excess of $1,000,000, which has resulted in a right by a third party, whether or not exercised, to accelerate the maturity of such Indebtedness.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

If to Agent:	HERCULES CAPITAL, INC. Legal Department
Attention: Chief Legal Officer and Mr. Bryan Jadot
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Email: legal@htgc.com, bjadot@htgc.com
Telephone: 650-289-3060

If to Lender:

HERCULES CAPITAL, INC.

HERCULES TECHNOLOGY III, L.P.

Legal Department

Attention: Chief Legal Officer and Mr. Bryan Jadot

                400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Email: legal@htgc.com.com, bjadot@htgc.com

Telephone: 650-289-3060

If to Borrower:	Paratek Pharmaceuticals, Inc.
Attention: Chief Financial Officer
75 Park Place, 4th Floor
Boston, Massachusetts 02111
Telephone: 617-807-6600

with a copy to:	Paratek Pharmaceuticals, Inc.
Attention: General Counsel
75 Park Place, 4th Floor
Boston, Massachusetts 02111

or to such other address as each party may designate for itself by like notice.

11.3	Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated April 26, 2019).

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lender, Agent and all future holders of the Loans.

(c) Upon any sale, transfer or disposition by Borrower or any Subsidiary of any of the Clinical Assets or royalties (or rights therein or related thereto), rights to payment under royalties, licenses and the proceeds thereof in connection with a Royalty Backed Indebtedness Transaction, any security interest in such Collateral shall be automatically released and Agent and at Borrower’s sole expense, the Lenders shall execute such amendments, consents, releases (including UCC-3 financing statement amendments) and other similar documents as may be reasonably necessary under the Loan Documents to give effect to and otherwise permit such transaction.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement. Sections 6.3 and 11.14 shall survive the termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Except as set forth in the Fee Letter, Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h)

otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

11.17 Agency.

(a) Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c) Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d) Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lender, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(e) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(g) Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19 Multiple Borrowers.

(a) Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan Advances and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan Advances, disbursement instruction, report, information or any other notice or communication made or given by Inc., whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b) Waivers. Each Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c) Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d) Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e) Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWER:

PARATEK PHARMACEUTICALS, INC.

Signature:
Print Name:
Title:

PARATEK PHARMA, LLC

Signature:
Print Name:
Title:

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:
Print Name:	Jennifer Choe
Title:	~~Assistant~~Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:
Print Name:	Jennifer Choe
Title:	~~Assistant~~Associate General Counsel

HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership

By: Hercules Technology SBIC Management, LLC, its General Partner

By: Hercules Capital, Inc., its Manager

Signature:
Print Name:	Jennifer Choe
Title:	~~Assistant~~Associate General Counsel

HERCULES CAPITAL FUNDING TRUST 2019-1

Signature:
Print Name:	Jennifer Choe
Title:	~~Assistant~~Associate General Counsel

Table of Addenda, Exhibits and Schedules

Addendum 1: SBA Provisions

Exhibit B:     Promissory Note

Exhibit F:     Compliance Certificate

Exhibit G:     Joinder Agreement

Schedule 1.1 Commitments

ADDENDUM 1 to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(a) Borrower’s Business. For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower represents and warrants to Agent and Lender as of the Closing Date and covenants to Agent and Lender for a period of one year after the Closing Date with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

(i)	Size Status. Borrower NAICS code is 325412 and Borrower does not have more than seven hundred fifty (750) employees;

(ii)

No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

(iii)

No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

(iv)

No Real Estate Business. Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

(v)

No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

(vi)

No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

(vii)

No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States. The representation in this subsection (vii) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

(b) Small Business Administration Documentation. Agent and Lender acknowledge that Borrower previously completed, executed and delivered to Agent SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”). Borrower represents and warrants to Agent and Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement previously delivered was accurate and complete at the time of delivery.

(c) Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Agent, Lender or their representative, at Agent’s or Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or Lender or the SBA.

(d) Annual Assessment. Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or Lender, Borrower will deliver to Agent a written assessment of the economic impact of Lender’s investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468. Lender will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Agent and Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Agent and Lender such other information regarding the business, affairs and condition of Borrower as Agent or Lender may from time to time reasonably request.

(e) Use of Proceeds. Borrower will use the proceeds from the Loan only for purposes set forth in this Addendum 1. Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will permit Agent and Lender and the SBA to have access to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in this Addendum 1.

(f) Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Without obtaining the prior written approval of Agent, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

(g) Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, Lender is entitled to a redemption of its Warrant, such redemption (in the case of Lender) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, Lender delivers written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause the Series C Preferred Stock to lose its classification as an “equity security” and Lender has determined that such classification is unadvisable), the amount Lender will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lender incurred in making or maintaining the Warrant, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to the Lender is limited to Borrower’s earnings plus any costs and expenses of the Lender incurred in making or maintaining the Warrant; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

(h) Compliance and Resolution. Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Agent or Lender believes that there is a substantial risk of such assertion) that Agent, Lender and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and Lender. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Agent, Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, Lender, and any governmental regulatory agency, and (ii) upon request of Lender or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among Hercules Technology III, L.P. and Hercules Capital, Inc.

EXHIBIT B

SECURED TERM

PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Term Loan Maturity Date: ___ __, 20[ ]

FOR VALUE RECEIVED, Paratek Pharmaceuticals, Inc., a Delaware corporation, and Paratek Pharma, LLC, a Delaware limited liability company, for themselves and each of their Qualified Subsidiaries (individually and collectively, jointly and severally, the “Borrower”) hereby promises to pay to the order of Hercules Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.1(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated June 27, 2019, by and among Borrower, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF:

PARATEK PHARMACEUTICALS, INC.
By:
Title:

PARATEK PHARMA, LLC
By:
Title:

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Amended and Restated Loan and Security Agreement dated June 27, 2019 and the Loan Documents (as defined therein) entered into in connection with such Amended and Restated Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc., the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and Hercules Capital, Inc., as agent for the Lender (the “Agent”) and Paratek Pharmaceuticals, Inc. and Paratek Pharma, LLC (individually and collectively, jointly and severally, the “Borrower”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of Borrower, knowledgeable of all Borrower financial matters, and is authorized to provide certification of information regarding Borrower; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, except as set forth below, (i) Borrower is in compliance for the period ending ________ of all covenants, conditions and terms and (ii) hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

EXCEPTION(S):

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 90 days

FINANCIAL COVENANT	REQUIRED	ACTUAL
Cash Management	Lesser of (i) one (1) times the outstanding Secured Obligations of Borrower to Lender or (ii) one hundred percent (100%) of all cash of Borrower and its Subsidiaries (other than cash held in (a) Excluded Accounts, (b) accounts maintained by an SPE in the ordinary course or (c) other accounts in an aggregate amount not in excess of One Hundred Thousand Dollars ($100,000.00)).

Minimum Cash/Net Revenue ~~(prior to the occurrence of the 2019 Extension Event)~~	Either: (i) ~~($25,000,000)~~maintain at all times, in an account in the name of Borrower and subject to an Account Control Agreement in favor of Agent, ~~tested at all times,~~ unrestricted and unencumbered cash in an amount equal to the lesser of (a) Twenty-Five Million Dollars ($25,000,000.00), and (b) one (1) times the outstanding Secured Obligations of Borrower to Lender or (ii) achieve, calculated on a trailing six (6) month basis and tested as of the last day of ~~each~~the calendar ~~quarter, net revenue (determined~~month most recently ended prior to any date of determination for which financial statements are required to be delivered in accordance with ~~GAAP) from the sale of its Omadacycline product~~Section 7.1, as applicable, Net Product Revenue of no less than eighty-five percent (85.0%) of the projected net revenues set forth in the Forecast.

~~(Signature page to Compliance Certificate)~~

~~Cash (after the occurrence of the 2019 Extension Event)~~	~~One (1) times the outstanding Secured Obligations of Borrower to Lender in an account in the name of Borrower and subject to an Account Control Agreement~~

INELIGIBLE SUBSIDIARIES

Name of Ineligible Subsidiary	Value of Assets	Annual Revenue

		Depository AC #	Financial Institution	Account Type (Depository / Securities)	Last Month Ending Account Balance	Purpose of Account
BORROWER Name/Address:
1
2
3
4
5
6
7

BORROWER SUSIDIARY / AFFILIATE COMPANY Name/Address
1
2
3
4
5
6

~~(Signature page to Compliance Certificate)~~

7

Very Truly Yours,

PARATEK PHARMACEUTICALS, INC.

By:
Name:
Title:

PARATEK PHARMA, LLC

By:
Name:
Title:

~~(Signature page to Compliance Certificate)~~

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [     ], 20[            ], and is entered into by and between [                         ], a [                 ] (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A. Subsidiary’s Affiliates, PARATEK PHARMACEUTICALS, INC. and PARATEK PHARMA, LLC (individually and collectively, jointly and severally, the “Borrower”) [have entered/desire to enter] into that certain Amended and Restated Loan and Security Agreement dated June 27, 2019, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.

By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [            ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, (c) that if Subsidiary is covered by Borrower’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Borrower satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Borrower and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Borrower in accordance with the Loan Agreement or as otherwise agreed among Borrower, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Borrower shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.

Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.

Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.

As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

[                                         ]

By:
Name:
Title:

Address:

Telephone:
Facsimile:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:

400 Hamilton Ave., Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

SCHEDULE 1.1

COMMITMENTS

~~2019~~ TERM A ~~LOAN ADVANCE~~

~~LENDER~~	~~TERM COMMITMENT~~
~~HERCULES TECHNOLOGY III, L.P.~~	~~$~~	~~20,000,000~~
~~HERCULES CAPITAL, INC.~~	~~$~~	~~22,700,000~~
~~HERCULES CAPITAL FUNDING TRUST 2019-1~~	~~$~~	~~17,300,000~~
~~TOTAL COMMITMENTS~~	~~$~~	~~60,000,000~~

~~2019 TERM B~~ LOAN ADVANCE

LENDER	TERM COMMITMENT
HERCULES TECHNOLOGY III, L.P.		$20,000,000
HERCULES CAPITAL, INC.	~~$~~	~~10,000,000~~$32,700,000
HERCULES CAPITAL FUNDING TRUST 2019-1		$7,300,000
TOTAL COMMITMENTS	~~$~~	~~10,000,000~~$60,000,000

~~2019~~ TERM C LOAN ADVANCES

LENDER	TERM COMMITMENT
HERCULES CAPITAL, INC.	$30,000,000	*
TOTAL COMMITMENTS	$30,000,000

*	Funding of the ~~2019~~ Term C Loan Advances are in Lender’s sole discretion.